Exhibit 99

Tredegar Reports Fourth-Quarter Results

  Film Products’ operating profit of $20.0 million increased $4.3 million from the fourth quarter of 2011 largely driven by additional profits from the fourth quarter 2011 acquisition of Terphane Holdings LLC (“Terphane”) and higher volume in surface protection films.
  Bonnell Aluminum’s operating profit of $1.7 million increased $0.8 million from the fourth quarter of 2011 due to the fourth quarter 2012 acquisition of AACOA, Inc. (“AACOA”).
  Tredegar sold its mitigation banking business, Falling Springs, LLC (“Falling Springs”), on November 20, 2012.

RICHMOND, Va.--(BUSINESS WIRE)--February 14, 2013--Tredegar Corporation (NYSE:TG) reported fourth-quarter net income from continuing operations of $13.9 million (43 cents per share) compared to $3.5 million (11 cents per share) in the fourth quarter of 2011. Results from continuing operations in the fourth quarter of 2012 include a net after-tax gain of $4.2 million (13 cents per share) for special items primarily related to an unrealized gain for an investment accounted for under the fair value method. Income from ongoing operations in the fourth quarter, which excludes special items, was $9.7 million (30 cents per share) versus $6.5 million (20 cents per share) in the fourth quarter of last year.

Net income from continuing operations for 2012 was $43.2 million ($1.34 per share) compared to $28.5 million (89 cents per share) in 2011. Results from continuing operations in 2012 include a net after-tax gain of $4.7 million (14 cents per share) for special items primarily related to an unrealized gain for an investment accounted for under the fair value method, partially offset by charges associated with the shutdown of our Kentland, Indiana aluminum extrusions manufacturing facility. Income from ongoing operations in 2012 was $38.5 million ($1.20 per share) versus $27.9 million (87 cents per share) in 2011. Further details regarding the special items that reconcile income from ongoing operations to net income from continuing operations are provided in the financial tables to this press release.

A summary of results for ongoing operations for the three and twelve months ended December 31, 2012 and 2011 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011
Sales	$233.0	$201.0	$882.2	$794.4

Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$13.9	$3.5	$43.2	$28.5
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.9	.4	3.2	1.2
(Gains) losses from sale of assets and other	(5.1)	2.6	(7.9)	(1.8)
Income from ongoing operations*	$9.7	$6.5	$38.5	$27.9

Diluted earnings (loss) per share from continuing operations as reported under GAAP	$.43	$.11	$1.34	$.89
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.03	.01	.10	.04
(Gains) losses from sale of assets and other	(.16)	.08	(.24)	(.06)
Diluted earnings per share from ongoing operations*	$.30	$.20	$1.20	$.87

* Ongoing operations include operating profit (loss) of Film Products, Aluminum Extrusions and the Other segment as well as Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation of income from ongoing operations and diluted earnings per share from ongoing operations, each being a non-GAAP financial measure, to net income and diluted earnings per share as reported under GAAP. In addition, Note (h) within the Notes to the Financial Tables provides the definition of income from ongoing operations and the reasons why the measure is presented.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “Film Products’ performance for the quarter showed improvement versus the fourth quarter of last year, due to stronger results from Terphane and higher volumes in surface protection films. Overall, 2012 proved to be a challenging year for our Films business, with softness in demand and pricing pressures in several of our markets. Film Products ended the year on a positive note but we remain cautious due to the competitive dynamics in our core markets.”

Ms. Taylor continued, “We are pleased with a strong year of performance for Bonnell Aluminum. Relative to the fourth quarter, Bonnell benefitted from the addition of AACOA. We’re excited about the future opportunities that this acquisition provides, allowing us to broaden our capabilities and more actively participate in markets outside of building and construction.”

Ms. Taylor added, “We also divested our mitigation banking business, Falling Springs, in the fourth quarter. The sale of Fallings Springs is consistent with our strategic intent to focus our efforts on manufacturing.”

OPERATIONS REVIEW

Film Products

A summary of fourth quarter and full year operating results for Film Products is provided below:

Films

	Quarter Ended		Favorable/	Year Ended		Favorable/
(In Thousands,	December 31		(Unfavorable)	December 31		(Unfavorable)
Except Percentages)	2012	2011	% Change	2012	2011	% Change

Sales volume (pounds)	67,187	60,875	10.4%	270,265	218,727	23.6%

Net sales	$152,656	$142,251	7.3%	$611,877	$535,540	14.3%

Operating profit from ongoing operations	$19,951	$15,621	27.7%	$69,950	$59,493	17.6%

The improvement in operating results for Film Products in 2012 was primarily driven by the addition of flexible packaging films with the acquisition of Terphane on October 24, 2011. Net sales (sales less freight) for Terphane were $36.4 million and $138.0 million in the fourth quarter of 2012 and full year 2012, respectively, compared to $28.3 million in 2011. Operating profit from ongoing operations for Terphane was $6.4 million in the fourth quarter of 2012, which includes amortization expense of $1.3 million, and $19.1 million for the full year 2012, which includes amortization expense of $5.1 million. In 2011, Terphane had operating profit of $3.0 million, which included $0.9 million in one-time reimbursements for custom duties and $0.9 million of amortization expense. The operating results for Terphane reflect continued progress on addressing production efficiency issues associated with the upgrade of an existing production line highlighted in previous quarters.

For the fourth quarter of 2012 compared to the fourth quarter of 2011, Film Products’ net sales increased primarily due to the acquisition of Terphane and higher sales volumes for the other product lines of approximately $8.4 million, partially offset by a decrease in average selling prices of approximately $4.5 million. Higher net sales volumes are primarily related to improved performance in surface protection materials and personal care films, partially offset by lower volumes in polyethylene overwrap films. Average selling prices decreased primarily from the pass-through of lower resin prices to customers and pricing pressures. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact on net sales of approximately $0.7 million in the fourth quarter of 2012 compared to the fourth quarter of 2011.

Film Products’ fourth-quarter operating profit from ongoing operations was also favorably impacted by the full quarter results from the Terphane acquisition and improved volume and product mix, partially offset by the estimated unfavorable impact of the projected quarterly lag in the pass-through of average resin costs and lower margins for personal care materials. Excluding the impact of the Terphane acquisition, higher sales volumes and improved product mix in Film Products had a favorable impact of approximately $4.2 million in the fourth quarter of 2012 compared to the fourth quarter of 2011, primarily as a result of higher surface protection volumes. As previously noted in the prior quarter, higher volumes for surface protection products may indicate improving conditions in the display market, although operating results are expected to fluctuate from quarter-to-quarter. We continue to experience margin compression in our premium personal care materials, which adversely impacted operating profit. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately a negative $1.0 million in the fourth quarter of 2012 compared to a positive $1.0 million in the fourth quarter of 2011.

As noted above, net sales for 2012 increased in comparison to 2011 primarily due to the acquisition of Terphane. Higher net sales from the acquisition of Terphane were primarily offset by lower volumes in the other product lines of approximately $18.7 million, the unfavorable change in the U.S. dollar value of currencies for operations outside the U.S. of approximately $10.1 million and a decrease in average selling prices of approximately $4.6 million. Lower net sales volumes are primarily related to lower volumes for personal care and polyethylene overwrap films, partially offset by improved performance in surface protection materials in the fourth quarter of 2012. The decrease in the average selling prices in 2012 compared to 2011 can be primarily attributed to pricing pressures.

The increase in operating profit from ongoing operations in 2012 compared to 2011 is primarily due to the acquisition of Terphane, partially offset by lower volumes and compressed margins for personal care materials and the unfavorable impact of the change in the U.S. dollar value of currencies outside the U.S. Excluding the impact of the acquisition of Terphane, lower volumes in Film Products had an unfavorable impact of approximately $4.8 million in 2012 compared to 2011. Lower volumes in personal care films were partially mitigated by higher sales volumes for surface protection materials. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact of approximately $1.4 million in 2012 compared to 2011. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately a negative $0.5 million in 2012 compared to a negative $0.8 million in 2011.

Effective January 1, 2012, the operations of Bright View Technologies Corporation (“Bright View”) were incorporated into Film Products to leverage research and development efforts and accelerate new product development. Prior year balances for Bright View have been reclassified to Film Products to conform with the current year presentation. Operating losses for Bright View in 2012 were $3.8 million, which were consistent with 2011.

Capital expenditures in Film Products were $30.5 million in 2012 compared to $12.9 million in 2011, which included approximately $19.6 million in capital expenditures for a project that will expand our capacity at the manufacturing facility in Cabo de Santo Agostinho, Brazil. Film Products currently estimates that capital expenditures will be approximately $80 million in 2013, which includes approximately $49 million for the capacity expansion project in Brazil. This multi-year project will significantly increase capacity in Brazil and primarily serve flexible packaging films customers in Latin America. Depreciation expense was $33.9 million in 2012 and $34.6 million in 2011, and is projected to be approximately $32 million in 2013.

Aluminum Extrusions

A summary of fourth quarter and full year operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

Aluminum

	Quarter Ended		Favorable/	Year Ended		Favorable/
(In Thousands,	December 31		(Unfavorable)	December 31		(Unfavorable)
Except Percentages)	2012	2011	% Change	2012	2011	% Change

Sales volume (pounds)	33,701	25,318	33.1%	114,845	107,997	6.3%

Net sales	$72,940	$53,680	35.9%	$245,465	$240,392	2.1%

Operating profit from ongoing operations	$1,688	$918	83.9%	$9,037	$3,457	161.4%

Net sales in the fourth quarter of 2012 increased in comparison to the same period of the prior year primarily due to the addition of AACOA, partially offset by a decrease in average selling prices driven by lower aluminum prices. AACOA, which was acquired on October 1, 2012, had net sales of $19.5 million in the fourth quarter of 2012. Excluding the addition of AACOA, sales volumes in the fourth quarter of 2012 compared to the fourth quarter of 2011 were relatively flat despite the closing of the Kentland, Indiana manufacturing facility in the third quarter of 2012. As previously reported, approximately half of the Kentland volume was transferred to our other facilities. Net sales in 2012 increased versus 2011 primarily due to the addition of AACOA, partially offset by a decrease in average selling prices driven by lower aluminum prices and lower volumes resulting from the shutdown of the Kentland facility. Excluding the addition of AACOA and the impact of the Kentland plant shutdown, sales volume in 2012 increased 0.6% in comparison to 2011.

Operating profit from ongoing operations increased in the fourth quarter of 2012 compared to the fourth quarter of 2011 primarily as a result of the addition of AACOA. AACOA had operating profit of $0.8 million for the fourth quarter of 2012, which included amortization expense of $0.5 million. Operating profit from ongoing operations increased in 2012 versus 2011 due to improved profitability from the shutdown of our Kentland manufacturing facility, better pricing, lower energy costs and the addition of AACOA. The net impact from the shutdown of our Kentland manufacturing facility had a favorable impact of approximately $2.5 million in 2012.

Capital expenditures for Bonnell Aluminum were $2.3 million in 2012 compared with $2.7 million in 2011. Capital expenditures are projected to be approximately $19 million in 2013, which includes approximately $15 million for an 18-month project that will expand our capacity at the manufacturing facility in Newnan, Georgia. This additional capacity will primarily serve the automotive industry. Depreciation expense was $9.5 million in 2012 compared with $8.3 million in 2011, and is projected to be approximately $7 million in 2013. Higher depreciation expense in 2012 is primarily related to approximately $2.4 million in accelerated depreciation on property, plant and equipment at the Kentland manufacturing facility.

Other

The Other segment previously included the mitigation banking business, which is also referred to as Falling Springs. On November 20, 2012, we sold our membership interests in Falling Springs to Arc Ventures, LC, a Virginia limited liability company affiliated with John D. Gottwald, a member of Tredegar’s Board of Directors, for cash and stock proceeds of $16.6 million. The corresponding loss on sale of $3.1 million, which included transaction-related expenses of $0.5 million, and the results of operations related to Falling Springs have been classified as discontinued operations for all periods presented.

Corporate Expenses, Interest and Taxes

Pension expense was $8.1 million in 2012, an unfavorable change of $5.8 million from 2011. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net increased in 2012 versus 2011 primarily due to the higher pension expenses noted above, an unrealized loss on our investment in the Harbinger Capital Partners Special Situations Fund, L.P. (see Note (f) within the Notes to the Financial Tables for additional detail), certain acquisition-related expenses and higher performance-based incentives.

Interest expense, which includes the amortization of debt issue costs, was $3.6 million in 2012 in comparison to $1.9 million in 2011 as a result of an increase in the average borrowings under our revolving credit facility, which were used to finance a portion of the purchase price for the acquisitions of Terphane in the fourth quarter of 2011 and AACOA in the fourth quarter of 2012.

The effective tax rate used to compute income taxes from continuing operations was 29.8% in 2012 compared with 26.4% in 2011. Income taxes from continuing operations in 2012 primarily reflect the benefit of current year foreign tax incentives. Income taxes for continuing operations in 2011 reflect the recognition of estimated tax benefits from the divestiture of the film products business in Italy, partially offset by the nondeductible acquisition-related expenses associated with the acquisition of Terphane by Film Products. Significant differences between the effective tax rate for continuing operations and the U.S. federal statutory rate for 2012 and 2011 will be provided in our Annual Report on Form 10-K for the year ended December 31, 2012 that will be filed with the Securities and Exchange Commission (the “SEC”). The change in the effective tax rate for the fourth quarter primarily reflects the impact to income taxes during the fourth quarter to adjust the effective tax rate to the calculated effective tax rate for the full year.

CAPITAL STRUCTURE

Net debt (debt in excess of cash and cash equivalents) was $79.2 million at December 31, 2012, compared with $56.1 million at December 31, 2011. In October 2012, we borrowed an additional $51 million under our revolving credit agreement to fund the acquisition of AACOA. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane and AACOA, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisition of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2011 Annual Report on Form 10-K (the “2011 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2011 Form 10-K.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2012 sales of $882 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011

Sales	$233,038	$201,042	$882,188	$794,420
Other income (expense), net (a) (e) (f)	10,049	1,269	18,119	3,213
	243,087	202,311	900,307	797,633

Cost of goods sold (a)	187,886	164,716	712,660	654,087
Freight	7,442	5,111	24,846	18,488
Selling, R&D and general expenses (a)	22,420	22,369	86,879	81,027
Amortization of intangibles	1,759	1,011	5,806	1,399
Interest expense	858	843	3,590	1,926
Asset impairments and costs associated with exit and disposal activities (a)	1,871	640	5,022	1,917
	222,236	194,690	838,803	758,844

Net income from continuing operations before income taxes	20,851	7,621	61,504	38,789
Income taxes (c)	7,001	4,140	18,319	10,244
Net income from continuing operations	13,850	3,481	43,185	28,545
Net loss from discontinued operations (b)	(3,377)	(3,733)	(14,934)	(3,690)

Net income (a) (d)	$10,473	$(252)	$28,251	$24,855

Earnings (loss) per share:
Basic:
Continuing operations	$.43	$.11	$1.35	$.89
Discontinued operations (b)	(.10)	(.12)	(.47)	(.12)
Net income	$.33	$(.01)	$.88	$.77
Diluted:
Continuing operations	$.43	$.11	$1.34	$.89
Discontinued operations (b)	(.10)	(.12)	(.46)	(.12)
Net income	$.33	$(.01)	$.88	$.77

Shares used to compute earnings (loss) per share:
Basic	32,016	31,975	32,032	31,932
Diluted	32,176	32,328	32,193	32,213

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011
Net Sales
Film Products	$152,656	$142,251	$611,877	$535,540
Aluminum Extrusions	72,940	53,680	245,465	240,392
Total net sales	225,596	195,931	857,342	775,932
Add back freight	7,442	5,111	24,846	18,488
Sales as shown in the Consolidated
Statements of Income	$233,038	$201,042	$882,188	$794,420

Operating Profit
Film Products:
Ongoing operations	$19,951	$15,621	$69,950	$59,493
Plant shutdowns, asset impairments, restructurings and other (a)	1,770	(4,288)	(109)	(6,807)

Aluminum Extrusions:
Ongoing operations	1,688	918	9,037	3,457
Plant shutdowns, asset impairments, restructurings and other (a)	(2,213)	39	(5,427)	58
Total	21,196	12,290	73,451	56,201
Interest income	81	245	418	1,023
Interest expense	858	843	3,590	1,926
Gain (loss) on investment accounted for under the fair value method (e)	7,100	1,600	16,100	1,600
Stock option-based compensation costs	285	459	1,432	1,940
Corporate expenses, net (a) (f)	6,383	5,212	23,443	16,169
Net income from continuing operations before income taxes	20,851	7,621	61,504	38,789
Income taxes (c)	7,001	4,140	18,319	10,244
Net income from continuing operations	13,850	3,481	43,185	28,545
Net loss from discontinued operations (b)	(3,377)	(3,733)	(14,934)	(3,690)
Net income (loss) (a) (d)	$10,473	$(252)	$28,251	$24,855

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,
	2012	2011
Assets

Cash & cash equivalents	$48,822	$68,939
Accounts & notes receivable, net	100,237	97,785
Income taxes recoverable	2,886	2,592
Inventories	74,670	61,290
Deferred income taxes	5,614	7,133
Prepaid expenses & other	6,780	7,780
Current assets of discontinued operation (b)	-	343
Total current assets	239,009	245,862

Property, plant & equipment, net	253,417	257,251
Goodwill & other intangibles	241,180	223,432
Other assets	49,559	36,886
Noncurrent assets of discontinued operation (b)	-	17,179
Total assets	$783,165	$780,610

Liabilities and Shareholders' Equity

Accounts payable	$82,067	$72,884
Accrued expenses	42,514	40,888
Current liabilities of discontinued operation (b)	-	1,967
Total current liabilities	124,581	115,739

Long-term debt	128,000	125,000
Deferred income taxes	60,773	70,769
Other noncurrent liabilities	97,559	71,834
Noncurrent liabilities of discontinued operation (b)	-	361
Shareholders' equity	372,252	396,907
Total liabilities and shareholders' equity	$783,165	$780,610

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended
	December 31
	2012	2011
Cash flows from operating activities:
Net income	$28,251	$24,855
Adjustments for noncash items:
Depreciation	43,463	43,336
Amortization of intangibles	5,806	1,399
Deferred income taxes	(762)	2,108
Accrued pension and postretirement benefits	8,311	2,481
(Gain) loss on an investment accounted for under the fair value method (e)	(16,100)	(1,600)
Loss on asset impairments	2,185	1,376
(Gain) loss on sale of assets	1,219	(653)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	9,454	(4,737)
Inventories	(9,913)	2,410
Income taxes recoverable	3,193	(1,254)
Prepaid expenses and other	1,883	(271)
Accounts payable and accrued expenses	9,105	(282)
Other, net	(3,509)	2,597
Net cash provided by operating activities	82,586	71,765
Cash flows from investing activities:
Acquisitions, net of cash acquired	(57,936)	(180,975)
Capital expenditures	(33,252)	(15,880)
Net proceeds from the sale of Falling Springs, LLC	12,071	-
Proceeds from the sale of assets and other	3,557	1,622
Net cash used in investing activities	(75,560)	(195,233)
Cash flows from financing activities:
Borrowings	93,250	125,000
Debt principal payments and financing costs	(91,604)	(89)
Dividends paid	(30,782)	(5,761)
Proceeds from exercise of stock options and other	2,400	1,242
Net cash provided by (used in) financing activities	(26,736)	120,392
Effect of exchange rate changes on cash	(407)	(1,176)
Decrease in cash and cash equivalents	(20,117)	(4,252)
Cash and cash equivalents at beginning of period	68,939	73,191
Cash and cash equivalents at end of period	$48,822	$68,939

Selected Financial Measures
(In Millions)
(Unaudited)

Selected balance sheet and other data as of December 31, 2012:
Net debt (g)	$79.2
Shares outstanding	32.1

Notes to the Financial Tables

(a) Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2012 include:

  A net pretax gain of $1.3 million in Film Products (included in "Other income (expenses), net" in the condensed consolidated statements of income) associated with an insurance recovery on idle equipment that was destroyed in a fire at an outside warehouse;
  Pretax gain of $1.1 million (included in "Other income (expenses), net" in the condensed consolidated statements of net income) on the sale of a previously shutdown film products manufacturing facility in LaGrange, Georgia;
  Net pretax charge of $0.9 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes shutdown-related charges of $1.4 million, partially offset by gains on the sale of equipment of $0.5 million (included in "Other income (expense), net" in the condensed consolidated statement of income);
  Pretax charges of $0.9 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;
  Pretax charges of $0.2 million for asset impairments in Film Products;
  Pretax charges of $0.2 million for severance and other employee-related costs in connection with restructurings in Film Products;
  Pretax charges of $0.2 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;
  Pretax charges of $0.1 million associated with purchase accounting adjustments made to the value of inventory sold by Aluminum Extrusions after its acquisition of AACOA (included in "Cost of goods sold" in the condensed consolidated statements of income, see note (i) below for further detail);
  Pretax charges of $0.1 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products; and
  A pretax charge of $0.1 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statement of income).

Plant shutdowns, asset impairments, restructurings and other in 2012 include:

  Net pretax charge of $3.6 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $2.4 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $1.2 million and other shutdown-related charges of $2.3 million, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $1.5 million (included in "Cost of goods sold" in the condensed consolidated statements of income) and gains on the sale of equipment of $0.8 million (included in "Other income (expense), net" in the condensed consolidated statement of income);
  A net pretax gain of $1.3 million in Film Products (included in "Other income (expenses), net" in the condensed consolidated statements of income) associated with an insurance recovery on idle equipment that was destroyed in a fire at an outside warehouse;
  Pretax charges of $1.3 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;
  Pretax charges of $1.1 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;
  Pretax gain of $1.1 million (included in "Other income (expenses), net" in the condensed consolidated statements of income) on the sale of a previously shutdown film products manufacturing facility in LaGrange, Georgia;
  Pretax loss of $0.8 million for asset impairments associated with a previously shutdown film products manufacturing facility in LaGrange, Georgia;
  Pretax charges of $0.5 million for severance and other employee-related costs in connection with restructurings in Film Products ($0.3 million) and Aluminum Extrusions ($0.2 million);
  Pretax charges of $0.2 million for asset impairments in Film Products;
  Pretax charges of $0.2 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;
  Pretax charges of $0.1 million associated with purchase accounting adjustments made to the value of inventory sold by Aluminum Extrusions after its acquisition of AACOA (included in "Cost of goods sold" in the condensed consolidated statements of income, see note (i) below for further detail); and
  A pretax charge of $0.1 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statement of income).

Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2011 include:

  Pretax charges of $2.5 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;
  Pretax charges of $0.7 million associated with purchase accounting adjustments made to the value of inventory sold by Film Products after its acquisition of Terphane (included in "Cost of goods sold" in the condensed consolidated statements of income, see note (i) below for further detail);
  Pretax charges of $0.6 million for asset impairments in Film Products;
  Pretax charges of $0.4 million for integration-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;
  Pretax charges of $0.1 million for severance and other employee-related costs in connection with restructurings in Film Products; and
  Pretax gains of $39,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in 2011 include:

  Pretax charges of $4.8 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;
  Pretax charges of $1.4 million for asset impairments in Film Products;
  Pretax gain of $1.0 million on the disposition of our film products business in Roccamontepiano, Italy (included in "Other income (expenses), net" in the condensed consolidated statements of income), which includes the recognition of previously unrecognized foreign currency translation gains of $4.3 million that were associated with the business;
  Pretax charges of $0.7 million associated with purchase accounting adjustments made to the value of inventory sold by Film Products after its acquisition of Terphane (included in "Cost of goods sold" in the condensed consolidated statements of income, see note (i) below for further detail);
  Pretax charges of $0.5 million for severance and other employee-related costs in connection with restructurings in Film Products;
  Pretax charges of $0.4 million for integration-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products; and
  Pretax gains of $0.1 million associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

(b)

On November 20, 2012, Tredegar sold its mitigation banking business, Falling Springs, LLC to Arc Ventures LC, a company affiliated with John D. Gottwald, a member of our Board of Directors, for cash and stock of $16.6 million. The corresponding pretax loss on sale of $3.1 million ($2.0 million after tax), which included pretax transaction-related expenses of $0.5 million ($0.3 million after taxes), and all historical results for this business have been reflected as discontinued operations in the accompanying condensed consolidated financial statements.

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. An accrual was made for indemnifications under the purchase agreement related to environmental matters of $1.5 million ($1.5 million after tax) and $4.0 million ($4.0 million after tax) in the fourth quarters of 2012 and 2011, respectively, and $13.4 million ($13.4 million after tax) and $4.4 million ($4.4 million after tax) for 2012 and 2011, respectively.

(c)

Income taxes from continuing operations for 2011 reflect the recognition of estimated tax benefits of approximately $5 million related to the divestiture of the film products business in Italy, partially offset by the impact of non-deductible acquisition-related expenses associated with the purchase of Terphane by Film Products.

(d)

Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was a loss of $7.7 million in the fourth quarter of 2012 and loss of $44.2 million for the fourth quarter of 2011. Comprehensive income (loss) was a gain of $5.3 million in 2012 and loss of $18.5 million in 2011. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity. The comprehensive loss for the fourth quarter and full year of 2012 and 2011 are primarily related to the reduction in the funded status of our pension plans from 2010 to 2012.

(e)

The unrealized gains on an investment in a specialty pharmaceutical company accounted for under the fair value method (included in "Other income (expense), net" in the condensed consolidated statements of income) were $7.1 million in the fourth quarter of 2012 and $16.1 million in 2012. The unrealized gain in the fourth quarter of 2012 is primarily related to adjustments in the fair value to reflect updated insights from market research, which resulted in a favorable adjustment to the timing and amount of anticipated cash flows associated with its product pipeline, and the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones are discounted at 55% for their high degree of risk. The unrealized gain in 2012 is primarily attributed to the factors previously noted as well as the appreciation of our ownership interest after the weighted average cost of capital used to discount cash flows in our valuation of the specialty pharmaceutical company was reduced in the first quarter of 2012 to reflect the completion of certain process testing and a reassessment of the risk associated with the timing for obtaining final marketing approval for its first product from the U.S. Food & Drug Administration. The unrealized gain in 2011 is attributed to the appreciation of our ownership interest upon changes in the market dynamics and pricing associated with an upcoming product introduction and the addition of projects to the product pipeline.

(f)

Pretax charges of $0.6 million in the fourth quarter of 2011 and $1.1 million in the first quarter of 2012 related to unrealized losses for our investment in the Harbinger Capital Partners Special Situations Fund, L.P. were recorded in 2011 and 2012, respectively, as a result of a reduction in the fair value of our investment that is not expected to be temporary. The impairment charge is included in "Other income (expense), net" in the condensed consolidated statements of income and in "Corporate expenses, net" in the statement of net sales and operating profit by segment.

(g)	Net debt is calculated as follows (in millions):
		December 31,	December 31,
		2012	2011
	Debt	$128.0	$125.0
	Less: Cash and cash equivalents	(48.8)	(68.9)
	Net debt	$79.2	$56.1

Net debt is not intended to represent debt as defined by GAAP. Net debt is utilized by management in evaluating the company's financial leverage and equity valuation, and the company believes that investors also may find net debt to be helpful for the same purposes.

(h)

Tredegar's presentation of income and diluted earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Income and diluted earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar's ongoing operations.

(i)

Business combination accounting principles under U.S. GAAP require that we adjust the inventory acquired in the acquisitions of Terphane and AACOA to fair value at the date of acquisition. In particular, finished goods inventory acquired was adjusted to reflect the cost of manufacturing plus a portion of the expected profit margin. The acquired inventory was sold in the fourth quarters of 2012 and 2011. We believe that the adjustment included in “Cost of goods sold” in the fourth quarters of 2012 and 2011 should be removed by investors as a means to determine profit and margins from ongoing operations, which reflect the operating trends of the acquired business.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com